Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED pursuant to section 12 of the securities exchange act of 1934

Vintage Wine Estates, Inc. (the “Company,” “VWE,” “we,” “us” or “our”) has two classes of securities, (1) our common stock, no par value per share (“common stock”), and (2) our warrants to purchase common stock (“warrants”), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation (“Articles of Incorporation”) and Bylaws (“Bylaws”), each of which are attached as exhibits to our Annual Report on Form 10-K. We urge you to read our Articles of Incorporation and Bylaws, as well as the applicable provisions of Nevada law, carefully and in their entirety because they contain important information with respect to the rights of holders of our common stock.

Authorized Capital Stock

The Company’s authorized capital stock consists of 200,000,000 shares of common stock and 2,000,000 shares of preferred stock, no par value per share. Unless the Company’s board of directors determines otherwise, the Company will issue all shares of its capital stock in uncertificated form.

Voting

Each holder of common stock is entitled to one vote per share on each matter to be voted on by such holders. Holders of common stock are not entitled to cumulative voting rights.

Dividends

Holders of common stock will be entitled to receive dividends if, as, and when declared by the Company’s board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to any dividend restrictions that may be contained in the Company’s future credit facilities.

Liquidation

Subject to the rights of the holders of any series of preferred stock, shares of common stock will be entitled to receive the net assets of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

No Preemptive or Similar Rights

The Company’s common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. The rights, preferences and privileges of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Company may designate in the future.

Annual Shareholder Meetings

The Bylaws provide that annual meetings of shareholders will be held wholly or partially by means of remote communication or at such place, within or without the State of Nevada, at such date and time as may be determined by the Company’s board of directors, the chief executive officer or the chairman of the Company’s board of directors and as will be designated in the notice of such meeting.

Anti-Takeover Effects of Nevada Law and the Company’s Articles of Incorporation and Bylaws

Certain provisions of Nevada law and the Articles of Incorporation and Bylaws could make the following more difficult:

• acquisition of the Company by means of a tender offer;

• acquisition of the Company by means of a proxy contest or otherwise; or

• removal of the Company’s incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. Capitalized terms used but not otherwise defined in this section have the meanings given to them in the Investor Rights Agreement dated June 7, 2021, among the Company and the stockholders party thereto (the “Investor Rights Agreement”).

Filling Vacancies. Our Bylaws provide that, subject to the Articles of Incorporation, the rights of holders of any series of preferred stock and the Investor Rights Agreement, vacancies and newly created directorships resulting from any increase in the number of directors or any vacancy on the Company’s board of directors may be filled by a majority of the directors then in office, even if less than a quorum, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and qualified; provided, that: (a) for so long as the Roney Representative has a right to nominate one or more Roney Nominees, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Roney Nominee, including the failure of any Roney Nominees to be elected, will be filled only by the Roney Representative; (b) for so long as Sponsor has a right to nominate one or more Sponsor Nominees pursuant to the Investor Rights Agreement, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of a Sponsor Nominee will be filled only by Sponsor; (c) for so long as the Roney Representative has the right to nominate one or more Roney Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Roney Nominees, as a percentage of the total number of directors, remains the same; and (d) for so long as Sponsor has the right to nominate one or more Sponsor Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Sponsor Nominees, as a percentage of the total number of directors, remains the same. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for the remaining term of his or her predecessor.

Removal. The Bylaws provide that, subject to any provisions of applicable law and the Articles of Incorporation, any or all of the directors may be removed, until the date of the first annual meeting of stockholders that is held after June 4, 2026 (the “Sunset Date”), only for cause and, following the Sunset Date, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that (a) no Roney Nominee may be removed from office unless such removal is directed or approved by the Roney Representative pursuant to the Investor Rights Agreement so long as the Roney Representative is entitled to designate Roney Nominees and (b) no Sponsor Nominee may be removed from office unless such removal is directed or approved by Sponsor pursuant to the Investor Rights Agreement so long as Sponsor is entitled to designate Sponsor Nominees.

Requirements for Advance Notice of Shareholder Nominations and Proposals. The Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder will need to comply with advance notice requirements and provide the Company with certain information and the matter must constitute a proper matter for stockholder action. Generally, to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary the preceding year’s annual meeting. The Bylaws provide that the principal executive offices of the Company shall be located at 937 Tahoe Boulevard, Suite 210, Incline Village, Nevada, unless and until they are located at such other place within or without the State of Nevada as the board of directors of the Company may determine. The Bylaws also specify requirements as to the form and content of a shareholder’s notice. The Bylaws allow the board of directors or the chairman of any meeting of shareholders to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Special Meetings of the Shareholders. The Bylaws provide that, unless otherwise prescribed by law or the Articles of Incorporation, special meetings of shareholders of the Company may be called only by the secretary of the Company at the direction of the board of directors, by the chairman or the chief executive officer of the Company. At any annual meeting or special meeting of shareholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws. The Company’s Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

No Cumulative Voting. The Articles of Incorporation do not authorize cumulative voting.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in the Articles of Incorporation will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Authorized but Unissued Capital Stock. Nevada law does not require shareholder approval for any issuance of authorized shares. However, Nasdaq’s listing requirements, which apply so long as the common stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Amendment of Articles of Incorporation or Bylaws. Until the Sunset Date, the amendment of any of the provisions of the Articles of Incorporation or Bylaws described above will require the affirmative vote of holders of at least two-thirds of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class. After the Sunset Date, the amendment of such provisions will require the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class.

Acquisition of Control Shares. In addition, the Nevada Revised Statutes (“NRS”) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These laws will apply to the Company as of a particular date if the Company were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to the Company or to an acquisition of a controlling interest, or if the Company’s disinterested shareholders do not confer voting rights in the control shares.

Combinations with Interested Stockholders. Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but, if such election is not made in the corporation’s original articles of incorporation, then the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has not made such an election in its Articles of Incorporation.

Choice of Forum Provisions

The Articles of Incorporation provide that, unless the Company consents in writing to the selection of an alternative forum: (a) the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to its stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the Nevada Revised Statutes Chapter 78 of the State of Nevada, as amended, or the Bylaws or the Articles of Incorporation of the Company (as either may be amended or restated from time to time); and (b) subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such articles further provide that, if any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Nevada (a “foreign action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Nevada in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Such articles further provide that any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to these provisions of the articles. Nevertheless, such provisions of the articles do not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. The articles provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is TSX Trust Company.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “VWE”.

DESCRIPTION OF WARRANTS

The following description of our warrants is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the full text of the Warrant Agency Agreement, dated as of August 15, 2019 (as amended and supplemented from time to time, the “Warrant Agreement”), between VWE and TSX Trust Company, in its capacity as warrant agent (the “Warrant Agent”). The Warrant Agreement is attached as an exhibit to our Annual Report on Form 10-K.

Each warrant entitles the registered holder to purchase one share of common stock. The warrants will expire at 5:00 p.m. (Toronto time) on June 8, 2026.

VWE may accelerate the expiry date of the outstanding warrants (excluding any warrants held by Bespoke Sponsor Capital LP (the “Sponsor”) at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by the Sponsor of material undisclosed information which could limit their dealings in such securities) by providing 30 days’ notice, if and only if, the closing price of the common stock on the Nasdaq equals or exceeds $18.00 per share (as adjusted for stock splits or combinations, stock dividends, extraordinary dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date. On and after the acceleration of the expiry date, a record holder of a warrant will have no further rights.

The exercise price and number of shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend, or VWE’s recapitalization, reorganization, merger or consolidation. The warrants will not, however, be adjusted for issuances of shares of common stock at a price below their exercise price.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, VWE will, upon exercise, round down to the nearest whole number of shares to be issued to the warrant holder.

The warrant holders will not have the rights or privileges of holders of shares of common stock or any attendant voting rights until they exercise their warrants and receive corresponding shares. After the issuance of corresponding shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by VWE shareholders. On the exercise of any warrant, the warrant exercise price will be $11.50, subject to adjustments as described herein. At the election of the holder, the warrants may be exercised through a cashless exercise.

The Warrant Agent will, on receipt of a written request of VWE or holders of not less than 25% of the aggregate number of warrants then outstanding, convene a meeting of holders of warrants upon at least 21 calendar days’ written notice to holders of warrants. Every such meeting shall be held in Incline Village, Nevada or at such other place as may be approved or determined by the Warrant Agent. A quorum at meetings of holders of warrants shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of warrants then outstanding.

From time to time, VWE and the Warrant Agent, without the consent of the holders of warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of warrants. Any amendment or supplement to the Warrant Agreement that adversely affects the interests of the holders of warrants may only be made by an “extraordinary resolution,” which will be defined in the Warrant Agreement as a resolution either (i) passed at a meeting of the holders of warrants by the affirmative vote of holders of warrants representing not less than two-thirds of the aggregate number of the then outstanding warrants represented at the meeting and voted on such resolution; or (ii) adopted by an instrument in writing signed by the holders of warrants representing not less than two-thirds of the aggregate number of the then outstanding warrants.

Our warrants are listed on the Nasdaq Capital Market under the symbol “VWEWW”.